UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event reported): November 1, 2004

MCLEODUSA INCORPORATED

(Exact name of registrant as specified in its charter)

DELAWARE	0-20763	42-1407240

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

McLeodUSA Technology Park, 6400 C Street SW, P.O. Box 3177, Cedar Rapids, IA 52406-3177

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (319) 364-0000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

Effective November 1, 2004, McLeodUSA Telecommunications Services, Inc., (together with certain consolidated entities, “McLeodUSA”) entered into a Partial Termination and Reconveyance Agreement (the “Agreement”) with Level 3 Communications LLC (“Level 3”) which substantially terminates the Cost Sharing National IRU Agreement, dated April 26, 1999, and subsequent amendments thereto (the “IRU Agreement”), as between Level 3 and McLeodUSA. In connection therewith, McLeodUSA and Level 3 entered into novation agreements (“Novation Agreements”) with each of CTC Communications Corp., Broadwing Communications, LLC and CenturyTel Fiber Company II, LLC (the “Novation Parties”) pursuant to which the Novation Parties replaced McLeodUSA in certain remaining portions of the IRU Agreement.

The Agreement, together with the associated Novation Agreements, substantially returns the assets conveyed in the IRU Agreement back to Level 3 and/or the Novation Parties, thereby eliminating McLeodUSA’s approximately 15 years of remaining obligations, including operating and maintenance services and related expenditures. McLeodUSA will receive cash consideration from Level 3 and the Novation Parties of approximately $14.1 million and additional consideration in the form of mutual releases between McLeodUSA and Level 3. These actions are part of McLeodUSA’s previously announced plan to dispose of non-core fiber assets. No early termination penalties were incurred by McLeodUSA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCLEODUSA INCORPORATED (Registrant)

Date:	November 5, 2004	By:	/s/ G. Kenneth Burckhardt

Name:	G. Kenneth Burckhardt
Its:	Executive Vice President and Chief Financial Officer